                                                                    Exhibit 3.6


                AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                           CAP ROCK ENERGY CORPORATION

      Pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, the undersigned corporation hereby adopts these Amended and Restated Articles of Incorporation which accurately copy the Articles of Incorporation and all amendments thereto that are in effect to date and as further amended by such Amended and Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof.

                                    ARTICLE I

      The Articles of Incorporation of the Corporation are amended by these Amended and Restated Articles of Incorporation as follows:

      (1) The Articles of Incorporation are deleted in their entirety and the Amended and Restated Articles of Incorporation set out in Exhibit I attached hereto are substituted therefor.

      (2) The purpose of the amendments to the Articles of Incorporation of the Corporation are to authorize preferred stock of the Corporation, add Articles Fourteen, Fifteen, and Sixteen dealing with shareholder action, business combinations and amendments to the Articles of Incorporation of the Corporation, and to restate the Articles of Incorporation of the Corporation, with such additions, in their entirety.

                                   ARTICLE II

      The amendments made by these Amended and Restated Articles of Incorporation have been effected in conformity with the provisions of the Texas Business Corporations Act and such Amended and Restated Articles of Incorporation and each amendment made by the Amended and Restated Articles of Incorporation were duly adopted by the sole shareholder of the Corporation on June 19, 2001.

                                   ARTICLE III

      The number of shares of the Corporation outstanding at the time of the adoption of these Amended and Restated Articles of Incorporation was one thousand (1,000) and the number of shares entitled to vote on these Amended and Restated Articles of Incorporation was one thousand (1,000).

                                   ARTICLE IV

      The holder of all of the shares outstanding and entitled to vote on these Amended and Restated Articles of Incorporation has signed a written consent adopting these Amended and Restated Articles of Incorporation.

                                    ARTICLE V

      The Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the following Amended and Restated Articles of Incorporation which accurately copy the entire text thereof and as amended as above set forth as set out in Exhibit I attached hereto.

      DATED the ______ day of June, 2001.

                                    CAP ROCK ENERGY CORPORATION


                                    By:
                                          -----------------------------
                                          David W. Pruitt, President

STATE OF TEXAS          )(
                        )(
COUNTY OF MIDLAND       )(

      BEFORE ME, a Notary Public, on this day personally appeared David W. Pruitt, known to me to be the person whose name is subscribed to the foregoing document, as President of the Corporation, being by me first duly sworn, declared that the statements therein contained are true and correct.

      GIVEN UNDER MY HAND AND SEAL OF OFFICE this _____ day of June, 2001.



                                          -----------------------------
                                          Notary Public, State of Texas

                                    EXHIBIT I

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                           CAP ROCK ENERGY CORPORATION



      I, the undersigned natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation.


                                   ARTICLE ONE
                                      NAME

      The name of the corporation is Cap Rock Energy Corporation.


                                   ARTICLE TWO
                                    DURATION

      The period of duration of the corporation is perpetual.


                                  ARTICLE THREE
                                    PURPOSES

      The purpose for which the corporation is organized is to engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.


                                  ARTICLE FOUR
                                     CAPITAL

      The aggregate number of shares of capital stock that the corporation shall have authority to issue is 50,000,000 shares of Common Stock, with a par value of one cent ($.01) per share and 5,000,000 shares of Preferred Stock with a par value of $1.00 per share.

      The Common Stock shall entitle the record holder thereof to one vote per share, with the exception that the voting rights with respect to each share of Common Stock of the corporation held by a shareholder (including any "Affiliate" of a shareholder) in excess of five percent (5%) of the outstanding Common Stock of the corporation shall be limited to one-one hundredth (1/100th) per share. The Common Stock shall have all of the other rights, privileges and limitations provided to shares of Common Stock of a corporation under the Texas Business Corporation Act, as amended from time to time. As used herein, (a) the term "Affiliate", as it relates to a shareholder, shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the shareholder; (b) the term "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another person, whether through the ownership of voting securities, by contract or otherwise; and (c) for purposes of this Article Four, ownership, direct or indirect, of five percent (5%) of more of the voting securities, partnership interests, or other voting interests in another person shall be deemed to constitute control of such person.

      The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each series and to fix the designations, powers, relative rights, qualifications, preferences, limitations and restrictions of the shares of each such series not fixed hereby.


                                  ARTICLE FIVE
                            COMMENCEMENT OF BUSINESS

      The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.


                                   ARTICLE SIX
                           DENIAL OF PREEMPTIVE RIGHTS

      No shareholder shall have, as a shareholder of the corporation, any preemptive right to acquire, purchase, or subscribe for the purchase of any unissued or treasury shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or other securities of the corporation convertible into or exchangeable for, or carrying or accompanied by any rights to acquire, purchase, or subscribe for the purchase of, any such unissued or treasury shares.

                                  ARTICLE SEVEN
                           DENIAL OF CUMULATIVE VOTING

      Cumulative voting in the election of directors or otherwise is hereby expressly prohibited.


                                  ARTICLE EIGHT
                               VOTING LIMITATIONS

      No person or entity will be permitted to vote in any election more than five percent (5%) of all outstanding stock in the corporation regardless of the number of shares of stock in the corporation that is owned or controlled by that person and/or entity.


                                  ARTICLE NINE
                                 INDEMNIFICATION

      The corporation shall indemnify any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding (as hereinafter defined) because the person (a) is or was a director or officer of the corporation or (b)while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a corporation may grant indemnification to a director under the Texas Business Corporation Act, as the same exists or may hereafter be amended.

      Such right shall be a contract right and shall include the right to be paid by the corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Texas Business Corporation Act, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Texas Business Corporation Act, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors or any committee thereof, special legal counsel, or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the corporation (including its Board of Directors or any committee thereof, special legal counsel, or shareholders) that such indemnification or advancement is not permissible, shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.

      The corporation may additionally indemnify any person covered by the grant of mandatory indemnification contained above to such further extent as is permitted by law and may indemnify any other person to the fullest extent permitted by law.

      As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.


                                   ARTICLE TEN
                               LIMITS OF LIABILITY

      A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article Eleven does not eliminate or limit the liability of a director to the extent the director is found liable for:

      (a) a breach of a director's duty of loyalty to the corporation or its shareholders;

      (b) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

      (c) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

      (d) an act or omission for which the liability of a director is expressly provided by an applicable statute.

      Neither the amendment nor repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal, or adoption of any inconsistent provision. If the Texas Business Corporation Act or the Texas Miscellaneous Corporation Laws Act or any successor act thereto is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Texas Business Corporation Act or the Texas Miscellaneous Corporation Laws Act, or any successor act thereto, as so amended from time to time.

                                 ARTICLE ELEVEN
                       INITIAL REGISTERED OFFICE AND AGENT

      The street address of the initial registered office of the corporation is 500 West Wall, Suite 400, Midland, Texas 79701, and the name of its initial registered agent at such address is David W. Pruitt.


                                 ARTICLE TWELVE
                                    DIRECTORS

      The initial Board of Directors shall consist of eight (8). The names and addresses of the persons who are to serve as the initial directors of the corporation until the first annual meeting of the shareholders or until their successor or successors are duly elected and qualified are as follows:

      NAME                          ADDRESS
      Russell Jones                 4903 Castleford Rd.
                                    Midland, TX 79705

      S. D. Buchanan                Route 1, Box 439
                                    Big Spring, TX 79720

      Alfred J. Schwartz            2765 FM 3093
                                    Garden City, TX 79739

      Jerry Hoelscher               HC-34 Box 118
                                    Midland, TX 79706

      Newell Tate                   P.O. Box 71
                                    Tarzan, TX 79783

      Robert Holman                 5750 CR 428
                                    Colorado City, TX 79512

      Jerry Swindell                P.O. Box 115
                                    Celeste, TX 75423

      David W. Pruitt               5805 Stonecrest
                                    Midland, TX 79705

                                ARTICLE THIRTEEN
                                  INCORPORATOR

      The name and address of the incorporator is Ronald W. Lyon, 115 S. Travis, Sherman, Texas 75090.


                                ARTICLE FOURTEEN
                               SHAREHOLDER ACTION

Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. At any annual meeting or special meeting of shareholders of the Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the Bylaws of the Corporation.


                                 ARTICLE FIFTEEN
                              BUSINESS COMBINATIONS

      A. (1) In addition to any affirmative vote required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, and except as otherwise expressly provided in Section B of this Article Fifteen:

            (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate (as such terms are hereinafter defined) of an Interested Shareholder; or

            (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1 million or more; or

            (iii) the issuance or transfer by the Corporation or any Subsidiary
                  (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1 million or more;

            (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

            (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is "beneficially owned" (as hereinafter defined) by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, shall require the affirmative vote of not less than two-thirds (66-2/3%) of the total voting power of all outstanding Voting Shares that are not beneficially owned by the Interested Shareholder referred to in clauses (i) through (v) above or the Affiliates or Associates of such Interested Shareholder. Such affirmative vote shall be required notwithstanding any other provisions of these Articles of Incorporation or any provision of law or of any agreement with any national securities exchange or otherwise which might otherwise permit a lesser vote or no vote.

            (2) The term "Business Combination" as used in this Article Fifteen shall mean any transaction which is referred to in any one or more of subparagraphs (i) through (v) of paragraph (1) of this Section A. Notwithstanding any of the foregoing, the term Business Combination shall not include any transaction between the Corporation or any Subsidiary and another corporation fifty percent (50%) or more of the voting stock of which is owned by the Corporation or any Subsidiary and none of which is owned by an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder if each holder of common stock of the Corporation or any Subsidiary receives the same type of consideration in proportion to his holdings.

      B. The provisions of Section A of this Article Fifteen shall not be applicable to any particular Business Combination in which a particular Interested Shareholder or any Affiliate or Associate of such Interested Shareholder has an interest of the type contemplated by Section A(1) of this Article Fifteen, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of these Articles of Incorporation and any Preferred Stock Designation, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their respective capacities as shareholders of the Corporation, the condition specified in the following paragraph (1) is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraph (1) or paragraph (2) are met:

            (1) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided however, that this condition shall not be capable of satisfaction unless there are at least three Continuing Directors.

            (2)   All of the following conditions shall have been met:

                  (i) The aggregate amount of (x) cash and (y) Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under subparagraphs (a), (b) and (c) below:

                        (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder or any of its Affiliates or Associates for any share of Common Stock acquired by it or them;

                        (b) the higher of: (I) the highest Fair Market Value per share of Common Stock during the three-month period ending on the day after the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or
                              (II) (if applicable) the Fair Market Value per share of Common Stock on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article Fifteen as the "Determination Date"), provided that the Determination Date is not more than two years prior to the Announcement Date; and

                        (c) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to subparagraph B(i)(b)(I) above, multiplied by the ratio of (I) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder or any of its Affiliates or Associates for any shares of Common Stock acquired by it or them within the two-year period immediately prior to the Announcement Date to (II) the Fair Market Value per share of Common Stock on the first day in such two-year period on which the Interested Shareholder or any of its Affiliates or Associates acquired any shares of Common Stock.

                  (ii) The aggregate amount of (x) cash and (y) Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Preferred Stock shall be at least equal to the highest amount determined under subparagraphs (a), (b), (c) and (d) below:


                        (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder or any of its Affiliates or Associates for any shares of such class of Preferred Stock acquired by it or them;

                        (b) the highest preferential amount per share to which the holders of shares of such class of Preferred Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Affairs of the Corporation, regardless of whether the Business Combination to be consummated constitutes such an event;

                        (c) the higher of: (I) the highest Fair Market Value per share of Preferred Stock during the three-month period ending on the day after the Announcement Date, or (II) (if applicable) the Fair Market Value per share of such class of Preferred Stock on the Determination Date, provided the Determination Date is not more than two years prior to the Announcement Date; and

                        (d) (if applicable) the price per share equal to the Fair Market Value per share of such Class of Preferred Stock determined pursuant to subparagraph (B)(ii)(c)(I) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder or any of its Affiliates or Associates for any shares of such class of Preferred Stock acquired by it or them within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such class of Preferred Stock on the first day in such two-year period upon which the Interested Shareholder or any of its Affiliates or Associates acquired any shares of such class of Preferred Stock.

                              The provisions of this subparagraph (B)(2)(ii) shall be required to be met with respect to every class of outstanding Preferred Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Preferred Stock.

                  (iii) If the Interested Shareholder or any of its Affiliates
                        or Associates have paid for shares of any class or series of Capital Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of that class or series of Capital Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Shareholder or any of its Affiliates or Associates. The price determined in accordance with subparagraphs B(2)(i) and (ii) of this Article Fifteen shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

                  (iv) After becoming an Interested Shareholder and prior to the consummation of such Business Combination (a) such Interested Shareholder or any of its Affiliates or Associates shall not have acquired any newly issued shares of Capital Stock, directly or indirectly, from the Corporation or any Subsidiary (except upon conversion of convertible securities acquired by it prior to becoming an Interested Shareholder or upon compliance with the provisions of this Article Fifteen or as a result of a pro rata stock dividend or stock split); (b) except as approved by a majority of the Continuing Directors, there shall have been (A) no failure to declare and pay at the regular date thereof any full quarterly or semi-annual dividends (whether or not cumulative) on the outstanding Preferred Stock, (B) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), and (C) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock; and (c) such Interested Shareholder or any of its Affiliates or Associates shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation or any Subsidiary, or made any major changes in the Corporation's or any Subsidiary's business or equity capital structure; and


                  (v) A proxy statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations), whether or not the Corporation is then subject to such requirements, shall be mailed to the shareholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination for the purpose of soliciting shareholder approval of such Business Combination. The proxy statement shall contain on the first page thereof, in a prominent place, any recommendation as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to state and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors, as to the fairness (or not) of the terms of the Business Combination, from a financial point of view to the holders of the outstanding shares of capital stock of the Corporation other than the Interested Shareholder and its Affiliates or Associates (such investment banking firm to be paid a reasonable fee for its services by the Corporation).

      C. For the purposes of this Article Fifteen:

            (1) A "person" means any individual, limited partnership, limited liability partnership, general partnership, corporation, limited liability company, business trust or other firm or entity.

            (2) "Interested Shareholder" means any person (other than the Corporation or any Subsidiary), who or which together with their Affiliates or Associates:

                  (i) is the beneficial owner, directly or indirectly, of fifteen percent (15%) or more of the total voting power of the outstanding Capital Stock with respect to the election of directors of the Corporation; or

                  (ii) is an Affiliate or an Associate of the Corporation or any Subsidiary and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of fifteen percent (15%) or more of the total voting power of the then outstanding Capital Stock with respect to the election of directors of the Corporation; or


                  (iii) is an assignee of or has otherwise succeeded to any
                        shares of Capital Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

            (3) A person shall be a "beneficial owner" of, or shall "beneficially own", any Capital Stock:

                  (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly within the meaning of Rule 13d-3 under the Securities Act of 1934, as in effect on June 30, 2001; or

                  (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or
                        (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such person nor any such Affiliate or Associate shall be deemed to be the beneficial owner of any shares of Capital Stock solely by reason of a revocable proxy granted for a particular meeting of shareholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed to beneficially own); or

                  (iii) which are beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on June 30, 2001, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in subparagraph (ii) of this paragraph (3)) or disposing of any shares of Capital Stock; provided, however, that in the case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Capital Stock held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate or Associate of such trustee), solely by reason of such capacity of such trustee, shall be deemed for any purposes hereof, to beneficially own any shares of Capital Stock held under any such plan.

            (4) For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (2) of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (3) of this Section C but shall not include any other unissued shares of Capital Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

            (5) "Affiliate" or "Associate" shall have the respective meaning ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on June 30, 2001.

            (6) "Subsidiary" means a corporation of which a majority of any class of equity securities is owned directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (2) of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned directly or indirectly by the Corporation.

            (7) "Continuing Director" means (i) any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Shareholder and was either a member of the Board of Directors on the effective date of this Article Fifteen or a member of the Board of Directors prior to the time that the Interested Shareholder in question became an Interested Shareholder, and (ii) any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Shareholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Continuing Directors.

            (8) "Fair Market Value" means (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the American Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation during the 30-day period immediately preceding the date in question in the over-the-counter market, as reported by the American Stock Exchange or such other system then in use, or, if no such quotations are available, the fair market value on the date in question as determined in good faith by a majority of the Continuing Directors and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

            (9) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraphs B(2)(i) and B(2)(ii) of this Article Fifteen shall include the shares of Common Stock and/or the shares of any other class (or series) of outstanding capital stock retained by the holders of such shares.

            (10) "Whole Board" means the total number of directors that this Corporation would have if there were no vacancies.

            (11) "Voting Shares" shall mean (i) the Common Stock of the Corporation and (ii) any shares of Preferred Stock of the Corporation that (a) by the terms of this Articles of Incorporation or any Preferred Stock Designation are entitled to vote on matters presented to a vote of shareholders under this Article Fifteen

                  (or, if applicable, Article Sixteen), and (b) were issued by the Corporation prior to the date any Person who is at the time of the vote an Interested Shareholder became an Interested Shareholder or, if issued thereafter, the issuance thereof was approved by a majority of the Continuing Directors; provided, however, that this condition shall not be capable of satisfaction unless there are at least three Continuing Directors.

            (12) "Preferred Stock Designation" shall mean a certificate filed with the Secretary of State of the State of Texas to evidence the designation of any series of the Preferred Stock of the Corporation established by resolution of the Board of Directors pursuant to authority granted in these Articles of Incorporation.

      D. A majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Fifteen, including, without limitation,
(i) whether a person is an Interested Shareholder, (ii) the number of shares of Capital Stock beneficially owned by any person, and whether any shares are "Voting Shares" under paragraph (11) of Section C of this Article Fifteen, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the applicable conditions set forth in paragraph (2) of Section B have been met with respect to any Business Combination, (v) the Fair Market Value of stock or other property in accordance with paragraph (8) of Section C of this Article Fifteen, and (vi) whether the assets which are the subject of any Business Combination referred to in paragraph (1)(ii) of Section A have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in paragraph (1)(iii) of Section A has, an aggregate Fair Market Value of $1 million or more. A majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the further power to interpret all of the terms and provisions of this Article Fifteen.

      E. A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the right to demand that any person who it is reasonably believed is an Interested Shareholder or Affiliate or Associate thereof (or holds of record shares of Capital Stock Beneficially Owned by any Interested Shareholder or Affiliate or Associate thereof) supply the Corporation with complete information as to (i) the record owner(s) of all shares Beneficially Owned by such person who it is reasonably believed is an Interested Shareholder or Affiliate or Associate thereof, (ii) the number of, and class or series of, shares Beneficially Owned by such person who it is reasonably believed is an Interested Shareholder or Affiliate or Associate thereof and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares, and (iii) any other factual matter relating to the applicability or effect of this Article Fifteen, as may be reasonably requested of such person, and such person shall furnish such information within 10 days after receipt of such demand.

      F. Nothing contained in this Article Fifteen shall be construed to relieve any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder from any fiduciary obligation imposed by law.


                                 ARTICLE SIXTEEN
              AMENDMENT OF CERTAIN OF THE ARTICLES OF INCORPORATION

      Notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of Capital Stock required by law, these Articles of Incorporation or any Preferred Stock Designation (as defined in subparagraph C(12) of Article Fifteen), the affirmative vote of not less than two-thirds (66-2/3%) of the total voting power of all outstanding Voting Shares (as defined in subparagraph C(11) of Article Fifteen) shall be required to alter, amend or repeal Article Fourteen, Article Fifteen or this Article Sixteen; provided, however, that if such action has been proposed, directly or indirectly, by or on behalf of any Interested Shareholder (as defined in subparagraph C(2) of Article Fifteen), it must also be approved by the affirmative vote of not less than two-thirds (66-2/3%) of the total voting power of all outstanding Voting Shares (as defined in subparagraph C(11) of Article Fifteen) that are not beneficially owned by such Interested Shareholder or the Affiliates or Associates (as defined in subparagraph C(5) of Article Fifteen) of such Interested Shareholder.

      IN WITNESS WHEREOF, for the purpose of forming this corporation under the laws of the State of Texas, I the undersigned incorporator, have executed these Articles of Incorporation this _______day of June, 2001.


                                          /s/ Ronald W. Lyon
                                          ------------------------------------
                                          Ronald W. Lyon, Incorporator
THE STATE OF TEXAS      )(
                        )(
COUNTY OF MIDLAND       )(

      The instrument was acknowledged before me on this ________ day of June, 2001 by Ronald W. Lyon.



                                                /s/
                                                -----------------------------
                                                Notary Public, State of Texas


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